Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of significant subsidiaries included in GATX’s consolidated financial statements and the state or country of incorporation of each:

State or Country
Company Name	of Incorporation

American Steamship Company	New York
GATX Terminals Overseas Holding Corporation	Delaware
GATX Global Holding GmbH	Switzerland
GATX Rail Austria GmbH	Austria
GATX Third Aircraft Corporation	Delaware
General American Transportation Holding Corporation	Delaware
Grupo GATX de Mexico, Inc.	Delaware
GATX de Mexico, Inc.	Delaware
GATX International Limited	United Kingdom

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